Exhibit 10.26

Execution Version
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between Sprinklr, Inc. (the “Company”) and Rory Read (the “Executive”) (collectively, the “Parties”), effective as of the date executed below.
Whereas, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and
Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;
Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Employment and Duties.
1.1General. Commencing on November 5, 2024 (the “Start Date”), the Executive shall serve as Chief Executive Officer and President of the Company, reporting directly to the Board of Directors of the Company (the “Board”). For the avoidance of doubt, the Executive will not share duties or titles with any other person in the roles of either Chief Executive Officer or President. The Executive shall be appointed to the Board effective with, and subject to, his commencement of service as Chief Executive Officer and President of the Company as of the Start Date. Thereafter, during the Executive’s term of employment, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Commencing on the Start Date, (i) Executive shall have the duties, responsibilities, and authority customarily held by the chief executive officer and president of a corporation the equity securities of which are publicly traded, (ii) all employees of the Company shall report to the Executive or one of his designees, and (iii) Executive shall perform such other duties as the Board may reasonably require from time to time as long as they are consistent with the types of duties and responsibilities associated with the position of Chief Executive Officer and President (the “Other Duties”). The Executive’s principal place of employment shall be Miami, Florida, from which Executive will work remotely from the Executive’s residence; provided, however, that the Executive understands and agrees that he shall be required to travel from time to time for business reasons, primarily to the Company’s headquarters currently located in New York, New York. For payroll purposes with respect to all compensation payable to the Executive hereunder, the Executive will be treated as a resident of the State of Florida.
1.2Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall conform to and use his good faith efforts to comply with the lawful and good faith directions and instructions given to him by the Board, and shall use his good faith efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the Company or otherwise engage in activities that would interfere with the faithful performance of his duties hereunder. Notwithstanding the foregoing, subject to and in accordance with the Company’s policies as may

Exhibit 10.26

Execution Version
be in effect from time to time, the Executive may (i) serve on corporate boards, with the prior consent of the Board, (ii) serve on civic or charitable boards or engage in charitable activities without remuneration therefor, and (iii) manage his personal investments and affairs, and serve as an executor, trustee, or in a similar fiduciary capacity in connection therewith, provided that such activities do not, individually or in the aggregate, (i) conflict materially with the performance of the Executive’s duties under this Agreement, (ii) conflict with the Executive’s fiduciary duties to the Company, or (iii) result in a breach of the restrictive covenants to which Executive is bound.
1.3Former Employers and Other Agreements. The Executive represents and warrants that he is not subject to any restrictions by a former employer or under any other agreement that would prevent him from accepting the position of Chief Executive Officer and President of the Company or performing his duties under this Agreement without limitation.
1.4Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by the Executive and the Company or any of its affiliates prior to the termination of the Executive’s employment with the Company or any of its affiliates, any termination of the Executive’s employment shall constitute, as applicable, an automatic resignation of the Executive: (a) as an officer of the Company and each of its affiliates; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any affiliate of the Company and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) the Executive serves solely by reason of being a designee or other representative of the Company or any of its affiliates. The Executive shall take any further actions that the Company or any of its affiliates reasonably requests to effectuate or document the foregoing. For purposes of this Agreement, “affiliates” means all entities directly or indirectly controlled by the Company.
1.5Indemnification; Directors and Officers Insurance. Executive shall receive the same indemnification protections as other senior executives and as set forth in the Company’s publicly filed form of executive officer indemnification agreement. (“Indemnification Agreement”). As of the effective date of this Agreement, the Company is in the process of finalizing an updated version of the Indemnification Agreement. Within forty-five (45) days after executing this Agreement, the Parties will provide Executive with a final form of the Indemnification Agreement. The Company reserves the right to subsequently revise the Indemnification Agreement and shall provide the Executive with notice of any material revisions. The Company represents that, as of the effective date of this Agreement, it maintains an insurance policy or policies providing liability insurance for directors, trustees, general partners, managing members, officers, employees, agents or fiduciaries of the Company (“D&O Insurance”) and that the Executive shall be entitled to coverage, uninterrupted throughout the term of his employment with the Company, under such D&O Insurance in such a manner as to provide the Executive the same rights and benefits as are provided to the most favorably insured of the Company’s directors.

Exhibit 10.26

Execution Version
2.Compensation and Other Benefits.
2.1Signing/Retention Bonus. Subject to Executive commencing work on the Start Date, the Company will pay Executive a lump sum cash signing bonus of Three Million Dollars ($3,000,000) (the “Signing Bonus”), subject to applicable tax withholdings, to be paid as an advance on the first payroll date after the Start Date. The Signing Bonus will be earned upon Executive’s continuous employment for the twenty-four (24) months following the Start Date. If Executive is terminated for Cause (as defined herein) or if Executive resigns without Good Reason (as defined herein) within the first twenty-four (24) months after the Start Date, the bonus is not earned and therefore Executive will be required to repay a pro-rata amount of the amount of the pre-tax signing bonus paid to Executive, based on the number of months Executive did not remain in continuous employment during that period. In this instance, Executive must repay the unearned portion of the signing bonus within thirty (30) days of Executive’s last day of employment. If Executive fails to timely and fully repay the unearned portion of the Signing Bonus, the Company will be entitled to its reasonable attorneys’ fees and costs incurred to recover such amount. For the avoidance of doubt, the foregoing repayment obligation will not apply in the event the Executive’s employment is terminated by reason of the Executive’s death or Disability (as defined herein).
2.2Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) of Six Hundred Seventy-Five Thousand Dollars ($675,000), payable in accordance with the Company’s standard payroll schedule for salaried employees (including pay periods that currently occur twice per month), subject to standard withholding and payroll taxes. The Base Salary shall be reviewed by the Compensation Committee of the Board (“Compensation Committee”) in good faith, based upon the Executive’s performance, not less often than annually. The Base Salary may be increased, but not decreased (without the Executive’s prior written consent) below its then current level, from time to time by the Board, and as so increased will thereafter be the “Base Salary.”
2.3Annual Cash Bonus. The Executive shall be eligible to receive an annual, discretionary cash bonus (the “Annual Bonus”) with a Target Bonus Opportunity (“TBO”) of one hundred percent (100%) of the Executive’s then current Base Salary for the applicable year. Annual Bonus payouts are not guaranteed and are awarded based on achievement of individual and Company performance targets. The Company performance targets applicable to the Executive’s Annual Bonus shall be based upon achievement of performance targets established by the Compensation Committee in accordance with the Company’s annual bonus program as applicable to senior executives of the Company, as in effect from time to time (the “Bonus Program”). Achievement of subjective portions of the Executive’s performance targets will be determined by the Company in its sole discretion. The Annual Bonus, if any, will be paid at the same time annual bonuses are generally payable to other senior executives of the Company, subject to the Executive’s continued employment on such payment date. The Executive shall be entitled to receive a prorated Annual Bonus calculated based on full achievement of TBO in respect of fiscal year 2025 (i.e., February 1, 2024 through January 31, 2025) based upon the portion of that fiscal year during which Executive was employed.

Exhibit 10.26

Execution Version
2.4Equity.
2.4)1)Sign-on Restricted Stock Units. Provided that Executive commences employment, on the Start Date (the “Grant Date”), the Executive shall be granted a one-time restricted stock unit (“RSU”) award of One Million Four Hundred Twenty-Five Thousand (1,425,000) shares of the Company’s Common Stock (the “Sign-On RSUs”). As defined herein, “Common Stock” means Company’s Class A common stock. The Sign-On RSUs shall be granted pursuant to the terms and conditions of the Sprinklr, Inc. 2021 Equity Incentive Plan (as amended or restated from time to time the “Plan”), the grant notice and award agreement, and the Company’s policies in effect from time to time. The Sign-On RSUs shall vest over approximately three (3) years in accordance with the following schedule: (i) thirty-three percent (33%) of the RSUs will vest on the first anniversary of the Grant Date, and (ii) the remaining sixty-seven percent (67%) of the RSUs will vest in eight substantially equal installments on each Company quarterly vesting date (March 15, June 15, September 15 and December 15) thereafter over the next two (2) years, starting with December 15, 2025, in each case, subject to the Executive’s Continued Service (as defined in the Plan) with the Company through each vesting date.
2.4)2)Sign-on Performance-based Restricted Stock Units. On the Grant Date, the Executive shall be granted a one-time performance restricted stock unit (“PSU”) award of One Million Four Hundred Twenty-Five Thousand (1,425,000) shares of the Company’s Common Stock (the “Sign-On PSUs” and together with the Sign-On RSUs, the “Sign-On Awards”). The Sign-On PSUs shall be granted pursuant to the terms and conditions of the Plan and the individual grant notice and award agreement and such grant notice and award agreement shall contain vesting (including acceleration) terms that are substantially consistent with the vesting (including acceleration) terms summarized in Exhibit A attached hereto. One Million Four Hundred Twenty-Five Thousand (1,425,000) shares of the Company’s Common Stock shall be the target number of shares subject to the Sign-On PSUs.
2.4)3)2025 Award. On the Grant Date, Executive shall be granted: (A) a RSU award of Seven Hundred Twelve Thousand Five Hundred (712,500) shares of the Company’s Common Stock, vesting over four (4) years in accordance with the following schedule: (1) twenty-five percent (25%) of the RSUs will vest on the first anniversary of the Grant Date, and (2) the remaining seventy-five percent (75%) of the RSUs will vest in twelve (12) substantially equal installments on each quarterly vesting date thereafter over the next three (3) years; and (B) a PSU award of Seven Hundred Twelve Thousand Five Hundred (712,500) shares of the Company’s Common Stock, which shall be the target number of shares subject to such award, vesting on the same terms applicable to the Sign-On PSUs as summarized in Exhibit A except that the performance period shall be a three (3) year performance period commencing no later than on January 1, 2025 (together, the “2025 Awards”). The 2025 Awards shall be granted pursuant to the terms and conditions of the Plan, the grant notices and

Exhibit 10.26

Execution Version
award agreements, and the Company’s policies in effect from time to time, provided that the individual grant notice and award agreement with respect to the 2025 Award of PSUs shall contain vesting (including acceleration) terms that are substantially consistent with the vesting (including acceleration) terms as summarized in Exhibit A.
(av)Future Awards. Beginning in calendar year 2026, the Executive shall be considered for future equity incentive award grants (including, without limitation, RSUs and PSUs) under the equity incentive plan of the Company then in effect, which may be based on individual and/or Company performance (as may be established in conjunction with the Company’s regular equity review cycle) consistent with any criteria the Company deems appropriate for use in such equity review cycle (each, a “Future Award”). A grant of Future Award, if any, including the terms of any Future Award, shall be determined in the Board’s sole discretion and any such determination shall not constitute Good Reason. Each Future Award, if granted, shall be granted pursuant to the terms and conditions of the Plan, the grant notices and award agreements, and the Company’s policies in effect from time to time.

(av)Plan. As of the effective date of this Agreement, the terms of the Plan are as set forth in the document available via the following URL: https://www.sec.gov/Archives/edgar/data/1569345/000119312521199644/d163590dex992.htm. Company will provide the Executive with notice of any amendments or restatements to the Plan. In the event that any term and condition set forth in this Agreement (or exhibits thereto) is in any way inconsistent or conflicting with any term and condition set forth in the Plan, the terms and conditions of this Agreement will prevail to the extent of any such inconsistency or conflict.
1.Clawback Rights. Incentive and equity compensation granted under applicable plans will be subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy, as may be amended from time to time, or any other clawback policy that the Company maintains or adopts that is applicable to similarly situated executives of the Company.
i.Standard Company Benefits. The Executive shall be entitled to participate in all of the Company’s then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs, with the exclusion of the Sprinklr, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”). The Company reserves the right to change or rescind and replace its benefit plans and programs and alter employee contribution levels at its discretion. Currently, the Company offers a Flexible Paid Time Off (“PTO”) program under which PTO is not tracked, accrued, or carried over from year to year. Notwithstanding the above, the Executive shall be entitled to an annual medical exam administered by the Duke executive health program or such other executive health program as may be mutually agreed by the Company and the Executive.
ii.Expenses. The Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in furtherance or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Without

Exhibit 10.26

Execution Version
limiting the foregoing, the Company will reimburse Executive for reasonable attorneys’ fees incurred by the Executive in connection with the negotiation of this Agreement and any related agreements, not to exceed $45,000.
iii.Termination of Employment; Severance
1.At-Will Employment. The Executive’s employment relationship is at-will. Either the Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.
2.Termination for Cause; Resignation Without Good Reason. If, at any time, the Company terminates the Executive’s employment for Cause, or if the Executive resigns without Good Reason, the Executive will receive the Accrued Obligations (defined below) and will not be entitled to any other form of compensation from the Company, including any severance benefits.
3.Termination Without Cause or Resignation for Good Reason During Change in Control Period. If at any time during a Change in Control Period (defined below), the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then, in addition to the Accrued Obligations and subject to the Executive’s compliance with the terms of this Agreement and the Severance Preconditions (defined below), the Company will provide the Executive with the following severance benefits:
(av)Base Salary. The Executive shall receive cash payments equal to eighteen (18) months (the “Severance Period”) of payment of the Executive’s then current Base Salary, which shall be paid in substantially equal installments in accordance with the Company’s regular payroll practices commencing on the first payroll date following the Executive’s termination for a period of twelve (12) months; provided that any such payments shall not be paid until the first scheduled payroll date following the effective date of the Release (or later as provided in Section 7 below), with the first such payment being in an amount equal to any amount otherwise scheduled to be paid prior thereto.
(bv)Bonus Payment. The Executive will be entitled to a payment equal to one hundred and fifty percent (150%) of the TBO established for the Executive in relation to the Annual Bonus for the year in which the Executive’s termination or resignation occurs. If at the time of such termination or resignation the Executive is eligible for the Annual Bonus for the year in which the termination or resignation occurs, but the TBO (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the TBO established for the Executive for the preceding year. For the avoidance of doubt, the amount of the Annual Bonus to which the Executive is entitled will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the termination or resignation were achieved at target levels; (2) as if the Executive had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in the Executive’s base

Exhibit 10.26

Execution Version
salary that would give rise to the Executive’s right to resignation for Good Reason (such bonus to which the Executive is entitled, the “Annual Target Bonus Severance Payment”). The Annual Target Bonus Severance Payment shall be paid in substantially equal installments commencing on the first payroll date following the Executive’s termination for a period of twelve (12) months; provided that any such payments shall not be paid until the first scheduled payroll date following the effective date of the Release (or later as provided in Section 7 below), with the first such payment being in an amount equal to any amount otherwise scheduled to be paid prior thereto.
(cv)Payment of Continued Group Health Plan Benefits. If the Executive timely elects continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Executive’s termination or resignation date, the Company shall pay directly to the carrier an amount of the Executive’s COBRA premiums sufficient to allow the Executive to pay the same premium as Executive would pay as an active employee, on behalf of the Executive for the Executive’s continued coverage under the Company’s group health plans, including coverage for the Executive’s eligible dependents, until the earliest of (i) the end of the Severance Period following the date of the Executive’s termination or resignation, (ii) the expiration of the Executive’s eligibility for the continuation coverage under COBRA, or (iii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period from the Executive’s termination or resignation date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, the Executive will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of Executive’s eligible COBRA coverage period, if any. For purposes of this section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Executive’s sole responsibility. The Executive agrees to promptly notify the Company as soon as the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment.
Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on the Executive’s behalf, the Company will instead pay the Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of the Executive’s monthly COBRA premium subsidy on an after-tax basis for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s

Exhibit 10.26

Execution Version
election of COBRA coverage or payment of COBRA premiums and without regard to the Executive’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period. The Executive is not obligated to use such Special Severance Payment for COBRA premiums.
(av)Equity Acceleration. The vesting of the outstanding unvested portions of the Sign-On Awards, 2025 Awards and Future Awards granted, if any, as of the date of the Executive’s termination or resignation (each, an “Equity Award”) shall be accelerated in full, provided that, with respect to any such outstanding Equity Award that is subject to performance vesting, unless more favorable treatment is otherwise provided in the individual grant notice and award agreement evidencing such award, shall accelerate vesting at the greater of (i) one hundred percent (100%) of the target number of shares subject to such Equity Award and (ii) the number of shares subject to such Equity Award that would have vested as provided in the individual grant notice and award agreement evidencing such Equity Award had the Executive remained in Continuous Service (as defined in the Plan) through the date of such Change in Control. To the extent the Executive’s termination or resignation occurs prior to the Change in Control, the acceleration set forth in this section shall be contingent and effective upon the Change in Control and the Executive’s Equity Awards will remain outstanding following Executive’s termination or resignation to give effect to such acceleration as necessary.
4.Termination Without Cause or Resignation for Good Reason Outside of Change in Control Period. If at any time outside of a Change in Control Period, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, provided such termination or resignation constitutes a Separation from Service, then in addition to the Accrued Obligations and subject to Executive’s compliance with the terms of this Agreement and the Severance Preconditions, the Company will provide Executive with the following severance benefits:
(av)the base salary cash payment described in Section 5.3(i) above, but the Severance Period for purposes of calculating such benefits shall be twelve (12) months;
(bv)the COBRA benefits described in Section 5.3(iii) above, but the Severance Period for the purposes of calculating such benefits shall be twelve (12) months;
(cv)a prorated Annual Bonus for the year in which the Executive’s termination date occurs, determined based upon the proportion of the year during which the Executive was employed multiplied by one hundred percent (100%) achievement of the TBO, payable at the time and in the form in which the Annual Bonus is regularly paid;
(dv)accelerated vesting of the Equity Awards, in each case that are subject solely to time-based vesting, such that the portion of such Equity Awards that would have vested in the twelve (12) month period following the Executive’s termination date shall become immediately vested; and
(ev)accelerated vesting of the Equity Awards, in each case that are subject to performance-based vesting, such that one third of the target

Exhibit 10.26

Execution Version
number of shares subject to such Equity Awards shall become immediately vested.
For the avoidance of doubt, in no event shall Executive be entitled to benefits under both Section 5.3 and this Section 5.4. If Executive is eligible for severance benefits under both Section 5.3 and this Section 5.4, Executive shall receive the severance benefits set forth in Section 5.3 and such benefits shall be reduced by any comparable benefits previously provided to Executive under Section 5.4. The benefits provided in this Section 5 are in lieu of benefits provided by the Severance Plan or any similar plan that may be adopted by the Company.
1.Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability, the Company shall be entitled to terminate the Executive’s employment. In the event of termination of the Executive’s employment by reason of the Executive’s death or Disability, in addition to the Accrued Obligations, the Company shall pay to the Executive (or to the Executive’s estate, as applicable) the following subject to the Executive’s (or the Executive’s estate, as applicable) compliance with the terms of this Agreement and the Severance Preconditions:
(av)a prorated Annual Bonus for the year in which the Executive’s employment termination due to death or Disability occurs, determined based upon the proportion of the year during which the Executive was employed multiplied by one hundred percent (100%) achievement of the TBO, payable at the time and in the form in which the Annual Bonus is regularly paid;
(bv)any Annual Bonus in respect of a previously completed fiscal year to the extent earned but unpaid as of the date of the termination of Executive’s employment, payable on the sixtieth (60th) day after the termination of the Executive’s employment; and
(cv)accelerated vesting of the Equity Awards shall apply, as set forth in sub-Sections 5.4(iv) and (v).
Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity the Executive incurs a Separation from Service, the Executive shall on such date automatically be terminated from employment as a Disability termination and such termination shall be deemed to be for “Disability.” If the Executive shall die while any amounts would be payable to the Executive under this Agreement had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s designated beneficiaries or estate, applicable.
1.No Duty to Mitigate. The Executive shall not be required to mitigate the amount of severance payments and benefits that he is entitled to receive pursuant to this Agreement, nor shall any payments or benefits that the Executive may receive from any other source reduce or offset any such severance payments or benefits, except as otherwise provided herein.
2.Notice of Termination For Cause; Notice of Termination Without Cause. Any termination of the Executive’s employment for Cause or without Cause shall be communicated in writing in accordance with Section 11.7 below (“Company’s Termination Notice”). In the event of a termination for Cause, the Company’s Termination Notice shall indicate the following: (a) the specific termination provision(s) in this Agreement relied upon by the Company; (b) reasonable detail as to the facts and circumstances claimed to provide a basis for termination of the

Exhibit 10.26

Execution Version
Executive’s employment under the provision(s) so indicated; and (c) the date on which such termination is effective (subject to applicable cure periods). The failure by the Company to set forth in Company’s Termination Notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder to the extent that such fact or circumstance is on the same asserted provision within the Cause definition. In the event of a termination by the Company without Cause, Company’s Termination Notice shall specify the date of termination, which date shall not be more than thirty (30) days after the giving of such notice.
iv.Definitions.
1.Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall mean: (i) the Executive’s accrued but unpaid Base Salary through the date of termination; (ii) any unreimbursed business expenses incurred by the Executive payable in accordance with the Company’s standard expense reimbursement policies, but in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense; and (iii) benefits owed to the Executive under any qualified retirement plan or health and welfare benefit plan in which the Executive was a participant in accordance with applicable law and the provisions of such plan.
2.Cause. For purposes of this Agreement, “Cause” shall mean (i) any act or omission that constitutes a material breach by the Executive of his obligations under this Agreement; (ii) the willful and continued failure or refusal of the Executive (not as a consequence of illness, accident or other incapacity) to perform the material duties reasonably required of him hereunder after written notice had been provided to Executive of such failure or refusal; (iii) the Executive’s indictment for, conviction of, or plea of nolo contendere to, any felony or other indictable criminal offence, (iv) an action by the Executive involving fraud or moral turpitude or that otherwise materially impairs or impedes the operations or reputation of the Company or any of its subsidiaries or affiliates (the “Company Group”); (v) the Executive’s engaging in any willful misconduct, gross negligence or act of dishonesty with regard to the Company Group, or his duties; (vi) the Executive’s breach of either a material written policy or code of conduct of the Company Group that is applicable to the Executive, including, without limitation, the Company’s sexual harassment policy, and, to the extent the Executive is aware of such rules or has been informed thereof, the relevant rules of any governmental or regulatory body applicable to the Company Group; provided, that any such notification with respect to the rules of any governmental or regulatory body outside the United States shall be in writing; or (vii) the Executive’s refusal to follow the lawful directions of the Board; provided, however, that no event or condition described in clauses (i), (vi) or (vii) shall constitute Cause unless (y) the Company first gives the Executive written notice of its intention to terminate his employment for Cause and the grounds for such termination, and (z) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of his receipt of such notice.
2.1Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent

Exhibit 10.26

Execution Version
necessary to avoid adverse personal income tax consequences to the Executive, also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder):

(av)any Exchange Act Person (as defined in the Plan) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(av)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(av)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the

Exhibit 10.26

Execution Version
Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(av)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes hereof, be considered as a member of the Incumbent Board.

(av)Notwithstanding the foregoing, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

2.1Change in Control Period. For purposes of this Agreement, “Change in Control Period” is defined as the period commencing three (3) months prior to the effective time of a Change in Control and ending twelve (12) months following the effective time of a Change in Control.
2.2Disability. For purposes of this Agreement, “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4)(i) and (iii).
2.3Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent: (i) a failure by the Company to timely pay material compensation due and payable to the Executive in connection with his employment (including, for the avoidance of doubt, to pay out equity incentive awards in accordance with their terms); (ii) a diminution in the Executive’s Base Salary or TBO; (iii) (A) a material diminution of the authority, duties or responsibilities of the Executive from those set forth in this Agreement, or assignment of duties or responsibilities to the Executive that are materially inconsistent with the Executive’s position as Chief Executive Officer and President, including, without limitation, ceasing to be the Chief Executive Officer of the Company as a publicly traded entity (or its ultimate parent following a Change in Control), or (B) the failure to nominate the Executive for election to serve on the Board or removal of the Executive from the Board other than (1) for Cause or (2) pursuant to Section 1.4 of this Agreement; (iv) the Company requiring that the Executive cease working remotely from his residency in Miami, Florida and, without obtain the Executive’s prior consent, requiring that the Executive instead work primarily at any office of Company located more than fifty (50) miles from his current residency; (v) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from the New York, New York area after the Executive electing, in the Executive’s sole discretion, to no longer work remotely from his residency and to instead relocate to the New York, New York area to work primarily at the Company’s current headquarters; or (vi) a material breach by the Company of its

Exhibit 10.26

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obligations under this Agreement or the Indemnification Agreement; provided, however, that no event or condition described in clauses (i) through (vi) shall constitute Good Reason unless: (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason within sixty (60) days of the Executive’s becoming aware of the occurrence of the Good Reason event, referencing the specific provision relied upon for electing Good Reason and reasonable detail as to the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision(s) so indicated; and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice. If such grounds for termination for Good Reason are not cured during such thirty (30) day period, the Executive’s termination for Good Reason shall be effective as of the day immediately following the end of such thirty (30) day period, unless the Executive withdraws his notice of intention to terminate his employment for Good Reason in writing, in which case Good Reason shall not apply.
2.4Severance Preconditions. For the purposes of this Agreement, “Severance Preconditions” shall mean (i) that the Executive (or, if applicable in the case of a death or Disability termination, the person having legal power of attorney over the Executive’s affairs) executes and delivers to the Company a General Release in a form similar to the Company’s Separation Agreement attached hereto as Exhibit B, which will be updated to incorporate the terms of the Executive’s separation in relation to this Agreement and may be updated and revised by the Company to comply with, or reflect changes in, applicable law to achieve its intent (the “Release”), and such Release as become effective and irrevocable in its entirety within sixty (60) days of the Executive’s termination of employment; (ii) that the Executive has taken all actions necessary to effectuate the resignations set forth in Section 1.4 of this Agreement; and (iii) that the Executive remains in compliance with the Executive’s obligations under the NDIAA (as defined below).
3.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement, including, without limitation, any indemnification payment or advancement of Expenses (as such term is defined in the Indemnification Agreement) made hereunder, will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (collectively, “Code”) and the final treasury regulations and other legally binding guidance promulgated thereunder. This Agreement shall be interpreted and construed in accordance with such intent to the greatest extent possible. For purposes of Section 409A, the Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its officers, employees, agents or advisors guarantees that this Agreement complies with, or is exempt, from Section 409A and none of the foregoing shall have any liability for the failure of this Agreement to so comply or be so exempt. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of the Executive’s Separation from Service to be a “specified

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employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to the Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.
4.Section 280G. In the event that the benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s benefits under this Agreement or otherwise shall be payable either (a) in full, or (b) as to the largest lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and if more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants or consulting firm (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. All determinations required to be made under this Section 8, including whether a payment will constitute a “parachute payment” and the assumptions utilized in arriving at such determination, shall be in writing, and the Company must share with the Executive such writing and the accompanying workpapers. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by the Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code. Subject to Executive’s reasonable cooperation including, without limitation, Executive’s timely execution and delivery of a waiver agreement waiving the Executive’s right to receive or retain any amounts that may constitute “parachute payments” within the meaning of Section 280G of the Code unless such shareholder approval described below is obtained, if the Company is privately held

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(within the meaning of Section 280G of the Code) at the time when any potential parachute payments may be triggered by any transaction, the Company will use commercially reasonable efforts to seek shareholder approval under the 280G regulations of any Section 280G excess parachute payments such that no portion of any parachute payments to the Executive would be subject to the excise tax imposed under Section 4999 of the Code if such shareholder approval is obtained.
5.Proprietary Information Obligations and Restrictive Covenants. During the course of Executive’s employment and thereafter, Executive shall not use or disclose, in whole or in part, any of the Company’s or its clients’ trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company. You also will be required to execute the Company’s Non-Disclosure and Invention Assignment Agreement attached to this Agreement as Exhibit C (the “NDIAA”), the terms of which are in addition to the terms of this Agreement.
6.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, NDIAA, or the Executive’s employment, or the termination of the Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules appropriate to the relief being sought (the applicable rules are available at the following web addresses: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/); provided, however, this arbitration provision not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims involving allegations of sexual harassment and discrimination, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). A hard copy of the rules will be provided to the Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by the Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that the Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be

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decided by a federal court in the State of New York. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that the Executive or the Company would be entitled to seek in a court of law. The Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or the Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, the Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the Parties (less any amounts the Executive paid to JAMS) in a federal or state court of competent jurisdiction. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent a New York federal court determines that any applicable law prohibits mandatory arbitration of Excluded Claims, if the Executive intends to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
7.General Provisions.
7.1Employment Contingencies. The Executive’s employment is contingent upon a satisfactory reference check and satisfactory proof of the Executive’s right to work in the United States. If the Company informs the Executive that the Executive is required to complete a background check, the Executive’s offer or continuation of employment is contingent upon satisfactory clearance of such background check. The Executive agrees to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
7.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.
7.3Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4Complete Agreement. This Agreement, together with Exhibit A, the NDIAA, and applicable grant notice and award agreements, constitutes the entire agreement between the Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those

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expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company and by the Executive.
7.5Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.6Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.7Notices. All notices or communications hereunder shall be in writing, addressed as follows (as any addresses may be updated):
To the Company:
441 9th Avenue, 12th Floor
New York, New York 10001
Attention: General Counsel

To the Executive:

at the last address on record with the Company, with a courtesy copy to

Amini & Conant
1204 San Antonio Street, Second Floor
Austin, Texas 78701
Attention: Neema Amini

All such notices shall be conclusively deemed to be received and shall be effective if sent by (i) hand delivery, upon receipt, or (ii) electronic mail, upon confirmation of receipt by the recipient of such transmission, or (iii) courier or certified or registered U.S. mail, upon receipt.
7.1Successors and Assigns; Non-Assignability.
7.1)1)This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors, assigns, heirs, executors and administrators. The Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably; provided, however that the Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. This Agreement and any and all of the Company’s rights, duties, obligations or interests hereunder shall not be assignable by the Company, except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets or another Change in Control. In the event of a corporate reorganization of the Company in which the Company is not the surviving corporation, the

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surviving entity shall assume and acknowledge the assumption of this Agreement by the surviving entity.
7.1)2)None of the payments, benefits or rights of the Executive set forth in Section 5 above shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of the Executive. Except as otherwise provided herein or by law, no right or interest of the Executive under Section 5 shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under Section 5 shall be subject to any obligation or liability of the Executive.
7.2Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. The Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. The Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.
7.3Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York.
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In Witness Whereof, the Parties have executed this Agreement on the day and year written below.
Sprinklr, Inc.

By: /s/ Jacob Scott
Jacob Scott
General Counsel

Date: November 2, 2024

Rory Read
/s/ Rory Read
Rory Read

Date: November 5, 2024

Exhibit 10.26

Execution Version

Exhibit A
Summary of Sign-On PSU Vesting Terms

[Intentionally omitted.]

Exhibit B

Form of Release

[Intentionally omitted.]

Exhibit C

Non-Disclosure and Invention Assignment Agreement

[Intentionally omitted.]